EXHIBIT 8.1



                          [WHITE & CASE LLP LETTERHEAD]


August 14, 2001


Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, New Jersey 08809-4000


Foster Wheeler LLC
Perryville Corporate Park
Clinton, New Jersey 08809-4000

Ladies and Gentlemen:

     We have acted as special United States tax counsel for Foster Wheeler Ltd., a company organized under the laws of Bermuda (the "Company"), and Foster Wheeler LLC, a Delaware limited liability company (the "Guarantor") in connection with the preparation of the Registration Statement on Form S-3 filed on June 28, 2001 with the Securities and Exchange Commission (the "Commission") and the amendment to such Registration Statement filed on the date hereof (collectively, the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $210,000,000 aggregate principal amount of 6.50% Convertible Subordinated Notes due 2007 (the "Notes"), and common shares of the Company, par value $1.00 per share (the "Shares"), issuable upon conversion of the Notes. At your request, we are rendering our opinion concerning the material U.S. federal income tax consequences of the registration, acquisition, ownership and retirement of the Notes and the Shares, upon conversion.

     This opinion letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. In connection with our opinion expressed below, we have examined originals or copies of such agreements and documents as we have deemed relevant and necessary as a basis for such opinion. We assume that the operative documents for the Notes and Shares described in the Registration Statement will be performed in accordance with the terms described therein.

     Based upon the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations".

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     We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ WHITE & CASE LLP